As filed with the Securities and Exchange Commission on June 17, 2014

Registration No. 333-196081

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kite Pharma, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2836	27-1524986
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2225 Colorado Avenue

Santa Monica, California 90404

(310) 824-9999

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Arie S. Belldegrun, M.D.

President, Chief Executive Officer, Chairman, Founder

Kite Pharma, Inc.

2225 Colorado Avenue

Santa Monica, California 90404

(310) 824-9999

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Frederick T. Muto, Esq. Charles S. Kim, Esq. Charles J. Bair, Esq. Cooley LLP 1333 2nd Street, Suite 400 Santa Monica, California 90401 (310) 883-6400	Donald J. Murray, Esq. Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 (212) 841-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 (“Amendment No. 2”) to the Registration Statement on Form S-1 (File No. 333-196081) of Kite Pharma, Inc. (“Registration Statement”) is being filed soley for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 2. This Amendment No. 2 does not modify any provisions of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by Kite Pharma, Inc. (the “Registrant”) in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission (“SEC”) registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and The NASDAQ Global Market listing fee.

AMOUNT TO BE PAID
SEC registration fee	$14,812
FINRA filing fee	17,750
NASDAQ Global Market filing fee	150,000
Printing and engraving expenses	225,000
Legal fees and expenses	1,300,000
Accounting fees and expenses	250,000
Transfer agent and registrar fees and expenses	7,900
Miscellaneous expenses	134,358

Total	$2,100,000

Item 14. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of its directors to the fullest extent permitted under the Delaware General Corporation Law. The Registrant’s amended and restated bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law. Each of the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws will become effective upon the closing of this offering.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s amended and restated certificate of incorporation includes such a provision. Under the Registrant’s amended and restated bylaws, expenses incurred by any director or officers in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant, as long as such undertaking remains required by the Delaware General Corporation Law.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnity agreements with each of its directors and officers, that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises. Under these agreements, the Registrant is not required to provide indemnification for certain matters, including:

•	indemnification beyond that permitted by the Delaware General Corporation Law;

•	indemnification for any proceeding with respect to the unlawful payment of remuneration to the director or officer;

•	indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of the Registrant’s stock;

•

indemnification for proceedings involving a final judgment that the director’s or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct (but only to the extent of such specific determination) or a breach of his or her duty of loyalty or resulting in any personal profit or advantage to which the director or officer is not legally entitled;

•

indemnification for proceedings or claims brought by an officer or director against the Registrant or any of the Registrant’s directors, officers, employees or agents, except for (i) claims to establish or enforce a right of indemnification, (ii) claims approved by the Registrant’s board of directors, or (iii) claims required by law;

•	indemnification for settlements the director or officer enters into without the Registrant’s consent; or

•	indemnification in violation of any undertaking required by the Securities Act of 1933, as amended (the “Securities Act”) or in any registration statement filed by the Registrant.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

There is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The Registrant plans to enter into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify the Registrant’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold by the Registrant since January 1, 2011:

(1)	In February 2011 and March 2011, the Registrant issued and sold to investors convertible promissory notes in the aggregate principal amount of $15.0 million, which notes bore no interest per annum. These notes converted into 9,522,672 shares of the Registrant’s Series A convertible preferred stock in May 2013 at a 15% discount to the Series A convertible preferred stock purchase price as described in paragraph (4) below.

(2)	In February 2011, the Registrant issued 27,400 shares to the Regents of the University of California (the “Regents”) in connection with entering into a license agreement with the Regents.

(3)	In November 2012, the Registrant issued and sold to an investor a convertible promissory note in the principal amount of $250,000, which note bore interest at the rate of 4.0% per annum. This note, including accrued interest of $4,411, converted into 137,289 shares of the Registrant’s Series A convertible preferred stock in May 2013 at a price equal to the Series A preferred stock purchase price as described in paragraph (4) below.

(4)	In May 2013, pursuant to a Series A convertible preferred stock purchase agreement, the Registrant issued an aggregate of 20,315,397 shares of its Series A convertible preferred stock. The Registrant received net proceeds of $19.6 million including the note and accrued interest referred to in paragraph (3) above, for which it issued 10,655,436 shares of Series A convertible preferred stock, at a purchase price of $1.8531 per share. In addition, the aggregate principal amount of $15.0 million of convertible notes referred to in paragraph (1) above converted into 9,522,672 shares of Series A convertible preferred stock at a conversion price equal to $1.5751, representing a 15% discount to the purchase price, and the note referred to in paragraph (3) above converted into 137,289 shares of Series A convertible preferred stock at a conversion price of $1.8531.

(5)	In May 2013, the Registrant issued warrants to purchase 159,049 shares of its common stock, with an exercise price of $1.73 per share.

(6)	In April 2014, the Registrant issued and sold to investors convertible promissory notes in the aggregate principal amount of $50.0 million. In connection with the completion of the Registrant’s initial public offering, the principal amount of the convertible promissory notes and accrued interest thereon will automatically convert into 4,316,349 shares of the Registrant’s common stock, assuming an initial public offering price of $13.00 per share and a conversion date of June 25, 2014.

(7)	From January 1, 2011 to June 11, 2014, the Registrant granted stock options under its 2014 equity incentive plan, as amended (the “EIP”), to purchase up to an aggregate of 6,637,280 shares of its common stock to its employees, directors and consultants, at a weighted-average exercise price of $1.80 per share. 91,666 shares of common stock were issued in July 2012 upon the exercise of options issued prior to January 1, 2011 and the payment of $4,583 to the Registrant was made. 7,500 shares of common stock were issued in November 2013 upon the exercise of options granted prior to January 1, 2011 and the payment of $375 to the Registrant was made. 2,702,695 shares of common stock were issued in April 2014 upon the exercise of options granted to certain officers of the Registrant and the payment of $2,966,138 to the Registrant was made. 49,792 shares of common stock were issued in May 2014 upon the exercise of options, 7,500 of which were granted prior to January 1, 2011, and the payment of $16,446 to the Registrant was made. 5,000 shares of common stock were issued on June 6, 2014 upon the exercise of options and the payment of $1,900 to the Registrant was made. No other options have been exercised through June 10, 2014.

The offers, sales and issuances of the securities described in paragraphs (1) through (6) above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated under Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about the Registrant. No underwriters were involved in these transactions.

The offers, sales and issuances of the securities described in paragraph (7) above were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were employees, directors or bona fide consultants of the Registrant and received the securities under the Registrant’s EIP. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT

1.1	Form of Underwriting Agreement.

3.1#	Amended and Restated Certificate of Incorporation, as amended and as currently in effect.

3.2#	Certificate of Designation of Convertible Preferred Stock to be Designated as Series A Convertible Preferred Stock, as filed with the Secretary of State of Delaware on May 10, 2013.

3.3#	Form of Amended and Restated Certificate of Incorporation to become effective upon closing of this offering.

3.4#	Bylaws, as currently in effect.

3.5#	Form of Amended and Restated Bylaws to become effective upon closing of this offering.

4.1#	Form of Common Stock Certificate of the Registrant.

4.2#	Amended and Restated Investors’ Rights Agreement by and among the Registrant and certain of its stockholders, dated April 25, 2014.

5.1#	Opinion of Cooley LLP.

10.1+#	Form of Indemnity Agreement by and between the Registrant and its directors and officers.

10.2+#	Kite Pharma, Inc. 2014 Equity Incentive Plan and Form of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice thereunder, and amendments thereto.

10.3+#	Kite Pharma, Inc. Non-Employee Director Compensation Policy.

10.4+#	Employment Letter Agreement by and between the Registrant and Rizwana F. Sproule, Ph.D., dated November 12, 2012.

10.5+#	Employment Letter Agreement by and between the Registrant and Marc Better, Ph.D., dated December 17, 2012.

10.6+#	Employment Letter Agreement by and between the Registrant and Keith Nolop, M.D., dated May 8, 2013.

10.7#	Severance Agreement by and between the Registrant and Keith Nolop, M.D., dated June 9, 2014.

10.8#	Consulting Agreement by and between the Registrant and Keith Nolop, M.D., dated June 9, 2014.

10.9+	Employment Letter Agreement by and between the Registrant and Margo Roberts, Ph.D., dated July 17, 2013.

10.10+#	Employment Letter Agreement by and between the Registrant and Cynthia Butitta, dated January 28, 2014.

10.11+#	Employment Letter Agreement by and between the Registrant and Arie S. Belldegrun, M.D., FACS, dated March 25, 2014.

10.12+#	Employment Letter Agreement by and between the Registrant and Aya Jakobovits, Ph.D., dated August 9, 2010.

10.13+#	Employment Letter Agreement by and between the Registrant and Jeffrey Wiezorek, dated April 15, 2014.

10.14+#	Employment Agreement by and between the Registrant and David Chang, M.D., Ph.D., dated May 22, 2014.

10.15#	Consulting Agreement by and between the Registrant and Two River Consulting, LLC, dated June 1, 2009.

10.16#	Standard Industrial Commercial Single-Tenant Lease by and between the Registrant and Clover Associates, LLC, dated May 9, 2013.

10.17*	License Agreement by and among the Registrant, Cabaret Biotech Ltd. and Dr. Zelig Eshhar, dated December 12, 2013.

10.18*#	License Agreement by and between the Registrant and the National Institutes of Health, dated April 11, 2013.

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT

10.19*	License Agreement by and between the Registrant and the National Institutes of Health, dated May 29, 2014.

10.20*#	Cooperative Research and Development Agreement for Intramural-PHS Clinical Research by and between the Registrant and the U.S. Department of Health and Human Services, as represented by the National Cancer Institute an Institute, Center, or Division of the National Institutes of Health, effective August 31, 2012.

10.21#	Warrant to Purchase Stock issued to Joshua A. Kazam, dated May 10, 2013.

10.22#	Warrant to Purchase Stock issued to Peter M. Kash, dated May 10, 2013.

10.23#	Warrant to Purchase Stock issued to David M. Tanen, dated May 10, 2013.

10.24#	Warrant to Purchase Stock issued to M. Tarique Farooqui, dated May 10, 2013.

10.25#	Warrant to Purchase Stock issued to Timothy McInerney, dated May 10, 2013.

10.26#	Warrant to Purchase Stock issued to Scott L. Navins, dated May 10, 2013.

23.1#	Consent of Crowe Horwath LLP, an Independent Registered Public Accounting Firm.

23.2#	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1#	Power of Attorney (included on the signature page of the registration statement on Form S-1 filed with the SEC on May 19, 2014).

+	Indicates management contract or compensatory plan.
*	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the SEC.
#	Previously filed.

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(a)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 17th day of June, 2014.

KITE PHARMA, INC.

/s/ Arie Belldegrun, M.D.
Arie Belldegrun, M.D. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Arie Belldegrun, M.D. Arie Belldegrun, M.D.	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	June 17, 2014

/s/ Cynthia M. Butitta Cynthia M. Butitta	Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	June 17, 2014

/s/ David Bonderman* David Bonderman	Member of the Board of Directors	June 17, 2014

/s/ Farah Champsi* Farah Champsi	Member of the Board of Directors	June 17, 2014

/s/ Roy Doumani* Roy Doumani	Member of the Board of Directors	June 17, 2014

/s/ Joshua A. Kazam* Joshua A. Kazam	Member of the Board of Directors	June 17, 2014

/s/ Ran Nussbaum* Ran Nussbaum	Member of the Board of Directors	June 17, 2014

/s/ Steven B. Ruchefsky* Steven B. Ruchefsky	Member of the Board of Directors	June 17, 2014

/s/ Jonathan M. Peacock* Jonathan M. Peacock	Member of the Board of Directors	June 17, 2014

*	Pursuant to Power of Attorney

By:	/s/ Arie Belldegrun, M.D.
Arie Belldegrun, M.D.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT

1.1	Form of Underwriting Agreement.

3.1#	Amended and Restated Certificate of Incorporation, as amended and as currently in effect.

3.2#	Certificate of Designation of Convertible Preferred Stock to be Designated as Series A Convertible Preferred Stock, as filed with the Secretary of State of Delaware on May 10, 2013.

3.3#	Form of Amended and Restated Certificate of Incorporation to become effective upon closing of this offering.

3.4#	Bylaws, as currently in effect.

3.5#	Form of Amended and Restated Bylaws to become effective upon closing of this offering.

4.1#	Form of Common Stock Certificate of the Registrant.

4.2#	Amended and Restated Investors’ Rights Agreement by and among the Registrant and certain of its stockholders, dated April 25, 2014.

5.1#	Opinion of Cooley LLP.

10.1+#	Form of Indemnity Agreement by and between the Registrant and its directors and officers.

10.2+#	Kite Pharma, Inc. 2014 Equity Incentive Plan and Form of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice thereunder, and amendments thereto.

10.3+#	Kite Pharma, Inc. Non-Employee Director Compensation Policy.

10.4+#	Employment Letter Agreement by and between the Registrant and Rizwana F. Sproule, Ph.D., dated November 12, 2012.

10.5+#	Employment Letter Agreement by and between the Registrant and Marc Better, Ph.D., dated December 17, 2012.

10.6+#	Employment Letter Agreement by and between the Registrant and Keith Nolop, M.D., dated May 8, 2013.

10.7#	Severance Agreement by and between the Registrant and Keith Nolop, M.D., dated June 9, 2014.

10.8#	Consulting Agreement by and between the Registrant and Keith Nolop, M.D., dated June 9, 2014.

10.9+	Employment Letter Agreement by and between the Registrant and Margo Roberts, Ph.D., dated July 17, 2013.

10.10+#	Employment Letter Agreement by and between the Registrant and Cynthia Butitta, dated January 28, 2014.

10.11+#	Employment Letter Agreement by and between the Registrant and Arie S. Belldegrun, M.D., FACS, dated March 25, 2014.

10.12+#	Employment Letter Agreement by and between the Registrant and Aya Jakobovits, Ph.D., dated August 9, 2010.

10.13+#	Employment Letter Agreement by and between the Registrant and Jeffrey Wiezorek, dated April 15, 2014.

10.14+#	Employment Agreement by and between the Registrant and David Chang, M.D., Ph.D., dated May 22, 2014.

10.15#	Consulting Agreement by and between the Registrant and Two River Consulting, LLC, dated June 1, 2009.

10.16#	Standard Industrial Commercial Single-Tenant Lease by and between the Registrant and Clover Associates, LLC, dated May 9, 2013.

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT

10.17*	License Agreement by and among the Registrant, Cabaret Biotech Ltd. and Dr. Zelig Eshhar, dated December 12, 2013.

10.18*#	License Agreement by and between the Registrant and the National Institutes of Health, dated April 11, 2013.

10.19*	License Agreement by and between the Registrant and the National Institutes of Health, dated May 29, 2014.

10.20*#	Cooperative Research and Development Agreement for Intramural-PHS Clinical Research by and between the Registrant and the U.S. Department of Health and Human Services, as represented by the National Cancer Institute an Institute, Center, or Division of the National Institutes of Health, effective August 31, 2012.

10.21#	Warrant to Purchase Stock issued to Joshua A. Kazam, dated May 10, 2013.

10.22#	Warrant to Purchase Stock issued to Peter M. Kash, dated May 10, 2013.

10.23#	Warrant to Purchase Stock issued to David M. Tanen, dated May 10, 2013.

10.24#	Warrant to Purchase Stock issued to M. Tarique Farooqui, dated May 10, 2013.

10.25#	Warrant to Purchase Stock issued to Timothy McInerney, dated May 10, 2013.

10.26#	Warrant to Purchase Stock issued to Scott L. Navins, dated May 10, 2013.

23.1#	Consent of Crowe Horwath LLP, an Independent Registered Public Accounting Firm.

23.2#	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1#	Power of Attorney (included on the signature page of the registration statement on Form S-1 filed with the SEC on May 19, 2014).

+	Indicates management contract or compensatory plan.
*	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the SEC.
#	Previously filed.